Exhibit 3.7

ARTICLES OF AMENDMENT
BUSINESS CORPORATIONS ACT (SECTION 30 OR 179) FORM 5-01
CLAUSES MODIFICATRICES DES STATUTS CONSTITUTFS
LOI SUR LES SOCIETES PAR ACTIONS DU YUKON (ARTICLE 30 OU 179) FORMULAIRE 5-01

1.	NAME OF CORPORATION / DÉNOMINATION SOCIALE:

IVANHOE MINES LTD.

2.	CORPORATE ACCESS NUMBER / NUMÉRO D’ENREGISTREMENT:

27202

3.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED PURSUANT TO A COURT ORDER: LA MODIFICATION DES STATUTS DE LA SOCIÉTÉ SUSMENTIONNÉE DÉCOULE D’UNE ORDONNANCE DE LA COUR:

☐ YES / OUI                     ☑ NO / NON

4.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED AS FOLLOWS:
LES STATUTS DE LA SOCIÉTÉ SUSMENTIONNÉE SONT AINSI MODIFIÉS:
RESOLVED THAT the Corporation’s Articles be amended by deleting the existing Article 4 thereof and replacing it with the following:

“4. the number of Directors shall not be less than three (3), nor more than twelve (12).”.

5.	DATE/DATE SIGNATURE / SIGNATURE TITLE/ TITRE

June 10, 2004 Director

Personal information contained on this form is collected under the Business Corporations Act and will be used to compile a public registry. For further information, contact the Manager, Corporate Affairs at (867) 667-5225, toll free within Yukon 1-800-661 -0408.

Les renseignements personnels contenus dans ce document sont recueillis en vertu de la Loi sur les sociétés par actions et seront utilisés afin d’établir un registre public. Pour plus de renseignements, veuillez communiquer avec le directeur, Entreprises, associations et coopératives, au (867) 667-5225, ou sans frais au Yukon au 1-800-661-0408.